COYOTE NETWORK SYSTEMS, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

     All   significant   subsidiaries   of  the  Registrant  have  been  listed.
Indentations indicate indirectly owned subsidiaries which are owned by the named subsidiary.

                                                               State of
Subsidiaries of the Registrant                              Incorporation
------------------------------                              -------------
Coyote Communications Services, LLC                           Colorado
Coyote Gateway, LLC                                           Colorado
Coyote Technologies, Inc.                                     Nevada
     Coyote Technologies, LLC                                 California
INET Interactive Network System, Inc.                         California
Entree Corporation                                            Delaware
     Atlanta Provision Company, Inc.                          Georgia